Exhibit 10.1
[TJX Letterhead]
Mr. Bernard Cammarata
The TJX Companies, Inc.
770 Cochituate Road
Framingham, MA 01701
     Re: Modification of Employment Agreement
Dear Mr. Cammarata:
     Reference is made to the Employment Agreement dated as of June 3, 2003 between you and The TJX Companies, Inc. (the “Company”), as most recently modified by letter agreement dated November 14, 2005 (the “Prior Letter Agreement”). Pursuant to the Prior Letter Agreement, you are currently being paid base salary at the annual rate of $1 million. The Company proposes to amend the second sentence of the second paragraph of the Prior Letter Agreement (begins: “To reflect your additional duties . . .”) and clause (ii) of the second paragraph of the second paragraph of the Prior Letter Agreement (begins: “your base salary for subsequent pay periods . . .”), by substituting “$900,000” for “$1 million,” in each case with such change in your base salary rate to take effect March 13, 2006.
     If you agree with the foregoing proposed amendment to the Prior Letter Agreement, please so indicate by signing the enclosed copy of this letter and returning it to Mr. Paul Kangas, whereupon the Prior Letter Agreement will be deemed amended, effective immediately, to incorporate the change set forth above, and, except as to amended, the Agreement will continue in effect in accordance with its terms. This letter agreement shall constitute an agreement under seal.

THE TJX COMPANIES, INC.
By:	/s/ Paul Kangas

I agree to the amendment described above
to the letter agreement dated November 14,
2005 between me and The TJX Companies, Inc.,
effective as of the date set forth below:
/s/ Bernard Cammarata
Bernard Cammarata
Date: March 7,2006